Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into on this 25th day of September, 2007, by and among Acuity Brands, Inc., a Delaware corporation (the “Company”), Acuity Brands Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Holdings”), and Acuity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”).

WHEREAS, the Company’s authorized capital stock consists of (a) 500,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which 43,646,880 shares were issued and outstanding as of July 6, 2007, and (b) 50,000,000 shares of preferred stock, par value $0.01, of which 5,000,000 shares have been designated as “Participating Preferred Stock” and none of which is outstanding;

WHEREAS, Holdings’ authorized capital stock consists of (a) 500,000,000 shares of common stock, par value $0.01 per share (“Holdings Common Stock”), of which 100 shares are currently issued and outstanding and owned by the Company, and (b) 50,000,000 shares of preferred stock, par value $0.01, of which 5,000,000 shares have been designated as “Participating Preferred Stock” and none of which is outstanding;

WHEREAS, the designations, rights, and preferences, and the qualifications, limitations and restrictions of the Holdings Common Stock are the same as those of the Company Common Stock;

WHEREAS, the Company desires to create a new holding company structure in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”) by merging Merger Sub with and into the Company, all in accordance with the terms of this Agreement;

WHEREAS, the certificate of incorporation and by-laws of Holdings in effect immediately following the Effective Time (as hereinafter defined) contain provisions identical to the certificate of incorporation and by-laws of the Company in effect immediately prior to the Effective Time (to the extent required under Section 251(g)(4) of the DGCL);

WHEREAS, the directors and executive officers of the Company immediately prior to the Effective Time will be the directors and executive officers of Holdings upon the Effective Time;

WHEREAS, the boards of directors of Holdings, the Company and Merger Sub have duly approved this Agreement and declared its advisability; and

WHEREAS, the Company, in its capacity as the sole stockholder of Holdings, and Holdings, in its capacity as the sole stockholder of Merger Sub, have approved this Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

The Merger

1.1 Basic Transaction. Subject to the terms and provisions of this Agreement, and in accordance with Section 251(g) of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease in accordance with the provisions of the DGCL, and the Company shall be the surviving corporation (the “Surviving Corporation”). At the Effective Date, the effects of the Merger shall be as provided in Section 259 of the DGCL.

1.2 Effective Time. The parties hereto shall cause this Agreement to be properly executed and delivered for filing in accordance with the DGCL on the date hereof. The Merger shall become effective upon the acceptance for record of this Agreement by the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”).

ARTICLE II.

Conversion and Exchange of Shares

2.1 Conversion of Capital Stock. At the Effective Time and by virtue of the Merger, and without any action on the part of the holders of shares of capital stock of the Company, Holdings or Merger Sub:

(a) Each share of capital stock of the Company held by the Company as treasury stock or owned by Merger Sub or any subsidiary of either of them immediately prior to the Effective Time, shall be canceled, and no payment shall be made with respect thereto;

(b) Each share of capital stock of Holdings owned by the Company or any subsidiary thereof immediately prior to the Effective Time, shall be canceled, and no payment shall be made with respect thereto;

(c) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d) Each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above, be converted into the right to receive one (1) share of Holdings Common Stock (subject to any restrictions applicable to the share of Company Common Stock, e.g., outstanding unvested shares of restricted stock).

2.2 Rights of Certificate Holders. From and after the Effective Time, holders of certificates formerly evidencing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law and except that such holders shall have the rights set forth in Section 2.3 below.

2.3 No Surrender of Certificates. Until thereafter surrendered for transfer or exchange, each stock certificate that, immediately prior to the Effective Time, evidenced outstanding Company Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Holdings Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Section 2.1 above.

2.4 Conversion of Options.

(a) At the Effective Time, each option, whether or not exercisable, to purchase shares of Company Common Stock which is then outstanding and unexercised (a “Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to acquire, under the same terms and conditions including exercise price, as were applicable to such Company Option immediately prior to the Effective Time, shares of Holdings Common Stock, and Holdings shall assume each Company Option and each option plan or agreement pursuant to which such Company Option was granted. The number of shares of Holdings Common Stock purchasable upon exercise of such Company Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time. The terms of each Company Option shall, in accordance with its terms, be subject to adjustment as appropriate to reflect any Change in Capitalization (as defined in the applicable plan or agreement) with respect to Holdings Common Stock on or subsequent to the Effective Time.

(b) At the Effective Time, each outstanding restricted stock unit (RSU) to acquire shares of Company Common Stock shall be automatically converted into an RSU to acquire, under the same terms and conditions, shares of Holdings Common Stock and Holding shall assume each RSU and each plan or agreement pursuant to which such RSU was granted.

(c) At the Effective Time, Holdings shall assume all other rights to acquire, or to receive a distribution of, Company Common Stock, and such rights shall automatically be converted into a right to acquire, or to receive a distribution of, Holdings Common Stock under the same terms and conditions.

(d) At or prior to the Effective Date, Holdings shall reserve for issuance the number of shares of Holdings Common Stock necessary to satisfy Holdings’ obligations under Section 2.4(a).

ARTICLE III.

The Surviving Corporation

3.1 Certificate of Incorporation. The certificate of incorporation of the Company as in force and effect immediately prior to the Effective Time in the State of Delaware shall be the certificate of incorporation of the Surviving Corporation, except as follows:

(a) Article I thereof shall be amended so as to read in its entirety as follows:

“The name of the Corporation is Old ABI, Inc.”

(b) A new Article XII shall be added thereto which shall be and read in its entirety as follows:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the DGCL or its certificate of incorporation the approval of the stockholders of the Corporation, shall, pursuant to subsection (7)(i)(A) of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Acuity Brands Holdings, Inc. (or any successor by merger), by the same vote as is required by the DGCL and/or the certificate of incorporation of the Corporation.”

3.2 Bylaws. The bylaws of the Company shall be amended in the Merger to be identical to the bylaws of Merger Sub as in force and effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the State of Delaware.

3.3 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their respective offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

ARTICLE IV.

Covenants

4.1 Rights Plan. Prior to the Effective Time, (a) the Company shall take all actions necessary to terminate, as of the Effective Time, the Stockholder Protection Rights Agreement (the “Company Rights Plan”), between the Company and The Bank of New York (as successor to Wells Fargo Bank Minnesota, N.A.), as rights agent, dated as of November 12, 2001, and (b) Holdings shall take all actions necessary to enter into a new rights agreement with substantially the same terms as the Company Rights Plan.

4.2 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purpose of this Agreement, Merger Sub and the proper officers thereof shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Merger Sub or otherwise to take any and all such action.

ARTICLE V.

Amendment; Termination

5.1 Amendment. This Agreement may be amended only by the Board of Directors of the parties hereto by a writing executed by each of the parties hereto; provided, however, that there shall be no amendments which (a) alter or change any term of the certificate of incorporation of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Surviving Corporation; or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of stock of any of the parties hereto.

5.2 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of the parties hereto.

5.3 Effect of Termination. If this Agreement is terminated pursuant to Section 5.2 hereof, this Agreement shall become null and void and of no further force and effect, and all obligations of the parties hereto shall terminate and there shall be no liability or obligation of any party hereto or its representatives.

ARTICLE VI.

Miscellaneous

6.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and the same agreement.

6.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto.

6.3 Waivers. Any waiver by any party of any violation of, breach of, or default under, any provision of this Agreement, or any other agreements provided for herein, by any other party shall not be construed as, or constitute a continuing waiver of such provision, or wavier of any other violation of, breach of, or default under, any other provision of this Agreement or such other agreements.

6.4 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and attested hereto by its duly authorized officers as of the day and year first above written.

COMPANY: ACUITY BRANDS, INC.

By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

HOLDINGS: ACUITY BRANDS HOLDINGS, INC.

By:	/s/ Richard K. Reece
Name:	Richard K. Reece
Title:	Executive Vice President and Chief Financial Officer

MERGER SUB: ACUITY MERGER SUB, INC.

By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[Signature Page to the Agreement and Plan of Merger]

Certificate of the Secretary of

Acuity Brands, Inc.

The undersigned, being the Secretary of Acuity Brands, Inc., a Delaware corporation (the “Company”), hereby certifies that the Agreement and Plan of Merger to which this certificate is attached has been adopted by the board of directors of the Company pursuant to Section 251(g) of the DGCL and that the conditions specified in the first sentence of Section 251(g) of the DGCL have been satisfied.

/s/ Helen D. Haines
Helen D. Haines
Secretary